October 27, 2003 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN EARNINGS INCREASE OVER 20 PERCENT

Birmingham, Alabama - October 27, 2003 - Vulcan Materials Company (NYSE:VMC) today announced net sales of $748 million and earnings of $0.91 per diluted share from continuing operations. In the third quarter of 2002, sales and earnings from continuing operations were $680 million and $0.75 per diluted share. Including discontinued operations, the Company reported record net earnings of $0.96 per diluted share as compared with $0.75 per diluted share in the prior year.

Don James, Chairman and CEO of Vulcan, stated, "We are extremely pleased with the Company's performance in the quarter. Both segments achieved significantly higher sales and improved earnings. Record aggregates shipments benefited from favorable weather conditions after being impacted by significantly wet weather in the first half of the year. Improved Chemicals results were driven primarily by higher pricing for most products.

"Our businesses continue to generate strong cash flows. Through the first three quarters of 2003, cash from operations less capital expenditures was $209 million, a $100 million increase over the first three quarters of last year."

As previously reported, the Company has substantially completed the divestiture of its Performance Chemicals business unit. Accordingly, financial results referable to these businesses are reported in discontinued operations. In the third quarter, discontinued operations added 5 cents per diluted share to earnings. For the year, discontinued operations are estimated to reflect a loss of approximately 10 cents per diluted share.

The Company's financial results exclude the effects of possible adoption of FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." On October 29, 2003, the Financial Accounting Standards Board will meet to review this standard and its accounting implications. This pronouncement, if adopted, is not expected to have a material effect on the Company's financial statements.

Segment Results

For the quarter, Construction Materials reported record net sales of $616 million. The 9 percent sales growth over the prior year was driven by strong aggregates shipments in most markets. Pricing for aggregates remained relatively flat with the prior year, reflecting a higher proportion of sales from lower-priced products and geographic markets.

Segment earnings were $144 million compared to $132 million in the prior year. Aggregates margins were up despite the impact of higher costs for diesel, pension and healthcare. Margins from asphalt were lower due to the effects of a slight decline in volume and higher costs for liquid asphalt and natural gas.

The Chemicals segment reported net sales of $131 million, up approximately $18 million from the prior year. Sales prices for caustic soda and chlorine were higher than the third quarter of 2002. Segment earnings were a loss of approximately $6 million compared to a loss of $16 million in the prior year. Earnings were favorably impacted by improvements in product pricing and the results of cost reduction efforts. These improvements were somewhat offset by higher costs for energy and key raw materials.

Outlook

Mr. James stated, "Assuming normal weather patterns, aggregates shipments should remain strong in most of our markets. Costs will continue to be impacted by increases in pension, healthcare, diesel and liquid asphalt costs. We expect full year 2003 segment earnings for Construction Materials to be in the range of $360 to $370 million.

"With respect to Chemicals, we are projecting a full year loss in the range of $25 to $30 million. We continue to be encouraged by improvement in the operating performance of our plants and increased earnings contribution from our plant commissioned late last year to produce the feedstock for a new non-ozone depleting foam-blowing agent.

"Full year earnings per share from continuing operations for the Company should be in the range of $1.95 to $2.10 per diluted share, an increase from our earlier guidance."

As stated previously, the Company will give quarterly and annual earnings guidance, and will issue press releases to revise earnings guidance if new information indicates earnings per share, on either a quarterly basis or an annual basis, are likely to be outside its last published guidance.

Conference Call
Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CST on October 28, 2003. Investors and other interested parties may access the teleconference live by calling (800) 901-5226 (access code is 52400421) or via the Internet through Vulcan's home page at www.vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant industrial chemicals manufacturer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the depressed demand for the Company's chemical products; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

TABLE A
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net sales	$747,584	$679,837	$1,961,259	$1,824,158
Delivery revenues	82,321	69,052	202,192	183,772
Total revenues	829,905	748,889	2,163,451	2,007,930
Cost of goods sold	550,902	516,046	1,537,315	1,422,913
Delivery costs	82,321	69,052	202,192	183,772
Cost of revenues	633,223	585,098	1,739,507	1,606,685
Gross profit	196,682	163,791	423,944	401,245
Selling, administrative and general expenses	56,777	49,304	161,398	147,877
Other operating costs	3,448	3,500	12,146	6,208
Minority interest in (earnings) losses	(1,476)	(498)	1,520	1,111
Other income, net	2,784	5,653	8,853	9,295
Earnings from continuing operations before interest and income taxes	137,765	116,142	260,773	257,566
Interest income	1,125	873	3,047	2,616
Interest expense	13,760	13,946	40,890	40,634
Earnings from continuing operations before income taxes	125,130	103,069	222,930	219,548
Provision for income taxes	31,074	25,782	60,414	60,376
Earnings from continuing operations before cumulative effect of accounting changes	94,056	77,287	162,516	159,172
Earnings (loss) on discontinued operations	5,093	(468)	(6,081)	(5,360)
Cumulative effect of accounting changes	-	-	(18,811)	(20,537)
Net earnings	$99,149	$76,819	$137,624	$133,275
Basic net earnings per share:
Earnings from continuing operations before cumulative effect of accounting changes	$0.92	$0.76	$1.60	$1.57
Discontinued operations	0.05	(0.01)	(0.06)	(0.06)
Cumulative effect of accounting changes	-	-	(0.19)	(0.20)
Net earnings per share	$0.97	$0.75	$1.35	$1.31
Diluted net earnings per share:
Earnings from continuing operations before cumulative effect of accounting changes	$0.91	$0.75	$1.58	$1.55
Discontinued operations	0.05	-	(0.06)	(0.05)
Cumulative effect of accounting changes	-	-	(0.18)	(0.20)
Net earnings per share	$0.96	$0.75	$1.34	$1.30
Weighted-average common shares outstanding:
Basic	101,859	101,749	101,812	101,690
Assuming dilution	102,805	102,482	102,583	102,573
Cash dividends per share of common stock	$0.245	$0.235	$0.735	$0.705
Depreciation, depletion, accretion and amortization from continuing operations	$66,916	$66,464	$198,925	$190,389
Effective tax rate	24.8%	25.0%	27.1%	27.5%
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE B
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Operating Results by Reportable Segment (Unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net Sales
Construction Materials	$616,280	$566,701	$1,564,949	$1,513,271
Chemicals	131,304	113,136	396,310	310,887
Total	$747,584	$679,837	$1,961,259	$1,824,158
Total Revenues
Construction Materials	$685,534	$623,489	$ 1,729,729	$ 1,661,400
Chemicals	144,371	125,400	433,722	346,530
Total	$829,905	$748,889	$ 2,163,451	$ 2,007,930
Earnings from Continuing Operations Before Interest and Income Taxes
Construction Materials	$144,093	$131,789	$ 282,261	$ 305,661
Chemicals	(6,328)	(15,647)	(21,488)	(48,095)
Segment* earnings	$137,765	$116,142	$ 260,773	$ 257,566
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$54,338	$52,644	$160,582	$151,069
Chemicals	12,578	13,820	38,343	39,320
Total	$66,916	$66,464	$198,925	$190,389

* After allocation of corporate expenses and income, other than interest, and after assignment of equity income to the segments with which it is related in terms of products and services. Allocations are based on average capital employed and net sales.

See accompanying Notes to Condensed Consolidated Financial Statements

TABLE C
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	September 30 2003	December 31 2002	September 30 2002
Assets
Cash and cash equivalents	$330,205	$170,728	$82,752
Short-term investments	4,972	-	-
Accounts and notes receivable:
Accounts and notes receivable, gross	446,668	341,057	406,372
Less: Allowance for doubtful accounts	(10,124)	(8,931)	(9,903)
Accounts and notes receivable, net	436,544	332,126	396,469
Inventories:
Finished products	162,080	189,378	186,936
Raw materials	8,206	10,191	12,692
Products in process	271	486	525
Operating supplies & other	39,768	39,531	36,931
Inventories	210,325	239,586	237,084
Deferred income taxes	36,009	37,698	43,158
Prepaid expenses	19,429	9,550	12,306
Total current assets	1,037,484	789,688	771,769
Investments and long-term receivables	20,965	15,964	16,222
Property, plant and equipment:
Property, plant and equipment, cost	4,149,684	4,098,543	4,095,607
Less: Reserve for depr., depl., and amort.	(2,216,337)	(2,122,490)	(2,088,186)
Property, plant and equipment, net	1,933,347	1,976,053	2,007,421
Goodwill	579,180	575,791	564,536
Deferred charges and other assets	88,624	90,725	100,913
Total	$3,659,600	$3,448,221	$3,460,861
Liabilities and Shareholders' Equity
Current maturities of LTD	$284,783	$41,641	$6,271
Notes payable	30,500	37,298	37,378
Trade payables and accruals	138,307	122,053	141,254
Other current liabilities	132,197	96,717	120,631
Total current liabilities	585,787	297,709	305,534
Long-term debt	608,188	857,757	892,749
Deferred income taxes	361,312	345,181	332,507
Other noncurrent liabilities	248,002	157,930	154,588
Minority interest	91,138	92,658	94,032
Shareholders' equity	1,765,173	1,696,986	1,681,451
Total	$3,659,600	$3,448,221	$3,460,861
Current ratio	1.8	2.7	2.5
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE D
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands) Nine Months Ended September 30
Consolidated Statements of Cash Flows (Condensed and unaudited)	2003	2002
Operating Activities
Net earnings	$137,624	$133,275
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	208,097	198,230
Cumulative effect of accounting changes	18,811	20,537
Increase in assets before effects of business acquisitions	(107,641)	(56,641)
Increase in liabilities before effects of business acquisitions	106,190	6,954
Other, net	(12,927)	11,274
Net cash provided by operating activities	350,154	313,629
Investing Activities
Purchases of property, plant and equipment	(141,243)	(204,357)
Pmt. for businesses acquired, net of acquired cash	(2,493)	(42,138)
Increase in short-term investments	(4,972)	-
Proceeds from sale of property, plant & equipment	48,387	18,014
Net cash used for investing activities	(100,321)	(228,481)
Financing Activities
Net payments - commercial paper and bank lines of credit	(6,798)	(6,501)
Payment of short-term debt	(6,391)	(17,017)
Payment of long-term debt	(197)	(7,000)
Dividends paid	(74,658)	(71,526)
Other, net	(2,312)	(1,154)
Net cash used for financing activities	(90,356)	(103,198)
Net increase (decrease) in cash and cash equivalents	159,477	(18,050)
Cash and cash equivalents at beginning of period	170,728	100,802
Cash and cash equivalents at end of period	$330,205	$82,752
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE E

Notes to Condensed Consolidated Financial Statements

1.  Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30 is summarized below (amounts in thousands):

	2003	2002
Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$34,896	$35,006
Income taxes	11,934	37,134